HEI Exhibit 4.4 (g)
November 20, 2017
Fidelity Investments
Attention: Angela Cleveland
100 Magellan KE22
Covington, KY 41015
Re: Changes to the Investment Options with respect to the Plans specified below (collectively and individually, the “Plan”):

Legal Plan Name	FPRS Plan Number	Plan Type (reference only)
Hawaiian Electric Industries Retirement Savings Plan	56566	Qualified Plan
American Savings Bank 401(k) Plan	75615	Qualified Plan
Dear WI Implementations:
This letter relates to Plan investment options available under the Master Trust Agreement for the Plans entered into between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company (“Fidelity”) dated as of September 4, 2012, and amended by a First Amendment effective March 1, 2015, and further amended by letters of direction executed by the Sponsor and Fidelity which specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Agreement”). A Second Amendment to the Master Trust Agreement between the Sponsor and Fidelity will be provided in conjunction with this letter and should be executed prior to the investment option change taking place.
The Sponsor hereby directs Fidelity to implement the Plan investment option changes described in the attached Direction to Change Investment Options and subject to the terms thereof.
The parties acknowledge that the Sponsor is capable of evaluating investment risks independently. The Sponsor affirms that at all times all decisions concerning the Plan's investment line-up or its investment strategies, including, but not limited to, evaluations of information provided by Fidelity or its affiliates, shall be made by exercising independent judgment.
In lieu of receiving a printed copy of the prospectus for each Fidelity and Non-Fidelity Mutual Fund selected by the Named Fiduciary, as defined in the Master Trust Agreement (for qualified ERISA plans) or the Sponsor (for non-ERISA and non-qualified plans) as a Plan investment option or short-term investment fund, the Named Fiduciary or Sponsor as applicable, hereby consents to receiving such documents electronically. The Named Fiduciary or Sponsor as applicable, shall access each prospectus as described below after receiving notice from Fidelity that a current version is available online at a website maintained by Fidelity or its affiliate. Fidelity represents that on the effective date of this letter of direction, prospectuses are available in the Mutual Fund detail in the Plan's Investment Performance and Research section on Fidelity NetBenefits, and Fidelity Fund prospectuses are available at http://www.fidelity.com/workplacedocuments. Fidelity may from time to time notify the Named Fiduciary or Sponsor as applicable that prospectuses are available at alternative website locations. The Named Fiduciary or Sponsor represents that by the effective date, it has accessed each such prospectus in the manner described above. In the event a prospectus for a Plan investment option cannot be accessed, the Named Fiduciary or Sponsor as applicable will contact Fidelity to receive the prospectus.

Timeframes:
Fidelity will implement the fund change(s) directed by the Sponsor on the dates specified in the attached Direction to Change Investment Options and deliver communications in a timely manner as described herein, provided Fidelity is in receipt of this signed letter by November 20, 2017. The fund change(s) described herein will not be implemented and communications not delivered unless this signed letter is received by Fidelity by November 20, 2017.
There are no representations, understandings or agreements relating to the directions given in this letter that are not fully expressed herein. The Sponsor recognizes the importance of changes to a Plan's investment choices and the significant risks (financial and otherwise) associated with any incorrect actions in this regard and therefore confirms that it has read this letter fully and understands and confirms the accuracy of the directions being provided herein.
By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Master Trust Agreement, each party may rely without duty of inquiry on the foregoing representation.

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND AMERICAN SAVINGS BANK, F.S.B
BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By: /s/ Kurt Murao	By: /s/ Greg C. Hazelton
(Signature of Authorized Individual)	(Signature of Authorized Individual)
Name: Kurt Murao	Name: Greg C. Hazelton
(Printed Name)	(Printed Name)
Title: VP - Legal & Administration and	Title: EVP and Chief Financial Officer
Corporate Secretary
Date: 11/20/2017	Date: 11/20/2017
A copy of this letter will be returned to Sponsor after it has been countersigned by Fidelity.
Agreed to and accepted by:

Fidelity Management Trust Company
By: /s/ Jake Beil
(Signature of Fidelity Authorized Individual)
Name: Jake Beil
(Printed Name)
Title: Director, Implementation
Date: 12/4/2017

Direction to Change Investment Options
Fund Additions
The Plan(s) specified below will be adding the fund(s) listed below after 4:00 PM ET on the day before the live date indicated below:

Plan #	Live Date	Ticker	Legal Fund Name	FPRS Code	VRS Code	Redemption/Short-Term Trading Fees
56566	1/2/2018	FKIDX	Fidelity® Diversified International K6 Fund	2947	02947	N/A
75615	1/2/2018	FKIDX	Fidelity® Diversified International K6 Fund	2947	02947	N/A

Restrictions:

•
Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the new investment options will be opened for all money-in and money-out transactions, and will not be restricted from any transaction.

Performance:

•	Fund Performance will be made available on NetBenefits and in participant statements. Fund Performance is also available through a Customer Service Representative.

•
Fidelity displays certain investment performance-related and holdings-based data for investment products on NetBenefits that may be based on data received from various third-party sources including but not limited to Morningstar, LLC, investment managers, trustees or plan sponsors. Depending on such source and type of underlying data and the particular investment product, information may not be available or updated on NetBenefits for several days after receipt; for custom investment options where past performance is not available, at least thirty days may be required for performance history to be generated and calculated.

•	The following Standard Performance will be made available, where applicable:

•	1, 3, 5, 10 Year Average Annual

•	Life of Fund Average Annual

•	3 Month Cumulative

•	Year-To-Date Cumulative

•	52 Week High

•	52 Week Low

Distribution and Fee Redemption Methodology:

•	The new fund(s) will be added to the redemption methods for all withdrawals, loans and/or fee processing, as currently provided in the Master Trust Agreement and Plan Administration Manual:

•	For redemption methods and/or fee processing using hierarchal method, the new fund(s) will be added in the last position; and/or,

•	For redemption methods and/or fee processing using a pro-rata method, the new fund(s) will be added to the list.
Fund Closures
As indicated in the chart below, the Plan(s) specified will be (i) freezing the fund(s) indicated below and redirecting contributions effective as of the market close (generally 4:00 PM ET) on the live date listed below, and/or (ii) reallocating the balances in frozen fund(s) in the Plan(s) (whether frozen pursuant to this or a previous direction) effective as of the market close (generally 4:00 PM ET) on the date(s) specified below.

Plan #	Request Type- Redirection/ Reallocation/ Both	Re-Direct Trade Date	Re- Allocate Trade Date	Fidelity (FROM) FPRS Code & Ticker	From Legal Name	ð	To Legal Name	Fidelity (TO) FPRS Code & Ticker	Redemption/ Short-Term Trading Fees on From Fund
56566	Both	1/2/2018	1/2/2018	2082 FDIKX	Fidelity® Diversified International Fund - Class K	ð	Fidelity® Diversified International K6 Fund	2947 FKIDX	N/A
75615	Both	1/2/2018	1/2/2018	2082 FDIKX	Fidelity® Diversified International Fund - Class K	ð	Fidelity® Diversified International K6 Fund	2947 FKIDX	N/A

Transactional Details:

•
Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the “From Fund” investment options will be closed for all money-in and money-out transactions, and will be restricted from all transactions.

•	All assets will be liquidated and processed as a cash transaction.
Auto Rebalance Notification (56566, 75615)

•
If participants have an investment option(s) included in an Automatic Rebalance mix that is subsequently replaced by another investment option(s), their Automatic Rebalance mix will automatically be updated to replace the old investment option(s) with the new investment option(s).

•
If participants have an investment option included in Automatic Rebalance mix which no longer accepts new contributions (commonly known as a “Frozen Fund”), they will be unenrolled from the service at the time of the fund change. Participants can always re-enroll in the service in the future

Communications Strategy
Fidelity will draft the fund change notification for all Plan participants and beneficiaries with a balance and all eligible employees. The Sponsor will review and approve the fund change notification in time to meet the confirmed delivery date. The Sponsor has confirmed for Fidelity that no status code should be omitted from the fund change notification.
Fidelity will distribute the fund change notification electronically, via email and NetBenefits, with print distribution to all beneficiaries and participants who do not have a valid email address on file. Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by the Sponsor.
The Sponsor has worked with Fidelity to confirm that the Plan investment option changes described herein shall not result in a “blackout period” as defined in Section 101(i) (7) of ERISA.

4